Exhibit 99.1

IMMEDIATE RELEASE

March 6, 2012

UNITED NATURAL FOODS, INC. ANNOUNCES

SECOND QUARTER FISCAL 2012 RESULTS

Q2 NET INCOME INCREASES 17.5% YEAR-OVER-YEAR TO $22.0 MILLION

Highlights

•                  Net sales in the second quarter of fiscal 2012 increased 15.5% over the prior year quarter to $1.29 billion

•                  Diluted EPS of $0.45 for the second quarter of fiscal 2012, an increase of 15.4% compared with diluted EPS of $0.39 for the second quarter of fiscal 2011

•                  Fiscal 2012 net sales guidance raised to a range of $5.11 billion to $5.17 billion

Providence, Rhode Island — March 6, 2012 — United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today reported that net sales for the second quarter of fiscal 2012 ended January 28, 2012 totaled $1.29 billion, an increase of 15.5%, or $172.5 million, over the $1.11 billion in net sales recorded in the second quarter of fiscal 2011.

“Sales growth continued to accelerate in the second quarter of fiscal 2012, despite facing our toughest prior year sales comparisons” said Steven Spinner, UNFI’s President and Chief Executive Officer. “This acceleration reflects the onboarding of our new national customer, the growing consumer demand for natural and organic products and the continued movement by consumers towards a healthier lifestyle.”

Gross margin was 17.3% for the second quarter of fiscal 2012, which represents a 48 basis point decline from gross margin of 17.8% for the prior year comparable period.  Gross margin for the second quarter of fiscal 2012 was impacted by the continued shift in customer mix to the conventional supermarket channel and approximately $1.7 million in inventory write-offs, primarily of perishable and bulk products, caused by higher inventory levels during the quarter.

Total operating expenses were 14.4% as a percentage of net sales for the second quarter of fiscal 2012, the lowest quarterly percentage since the third quarter of fiscal 2007, and a decrease of 56 basis points compared with the second quarter of fiscal 2011.  This improvement was driven by UNFI’s ongoing initiatives to enhance productivity throughout the organization and reduce operating expenses as a percentage of net sales.  Total operating expenses increased by $18.7 million, or 11.2%, to $185.6 million, compared with the second quarter of fiscal 2011, which had operating expenses of $166.9 million.

Operating income as a percentage of net sales increased 6 basis points to 2.9% for the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011.  Net income for the second quarter of fiscal 2012 increased by $3.3 million, or 17.5%, to $22.0 million, or $0.45 per diluted share, from $18.7 million, or $0.39 per diluted share, for the second quarter of fiscal 2011.

“During the quarter, we continued to reduce operating costs as a percentage of net sales by implementing operational productivity improvements,” added Mr. Spinner. “We are very pleased with our progress to date and believe that increased sales volume and continued efforts to control expenses should drive further expansion of our operating margin.”

First Half Fiscal 2012 Summary

Net sales for the first half of fiscal 2012 totaled $2.50 billion, a 15.5% increase over the comparable prior fiscal year period.  Gross margin was 46 basis points less than the comparable prior year period, at 17.6% of net sales for the six months ended January 28, 2012.

At 15.0% of net sales, total operating expenses for the six months ended January 28, 2012 were 17 basis points lower than the comparable prior year period.  Operating expenses for the first half of fiscal 2012 included expenses of approximately $6.8 million related to the previously announced restructuring and divestiture of the Company’s conventional non-foods and general merchandise lines of business and onboarding expenses related to the Company’s newest national customer.  Excluding these expenses, operating expenses as a percentage of net sales were 14.8% for the first half of fiscal 2012, a decrease of 44 basis points compared with the first half of fiscal 2011.

Operating income as a percentage of net sales was 2.5% for the first half of fiscal 2012.  Excluding approximately $6.8 million of restructuring and onboarding expenses noted above, operating income as a percentage of net sales was 2.8% for the first six months of fiscal 2012, consistent with the same period in fiscal 2011.

Diluted earnings per share for the first half of fiscal 2012 was $0.76, a 1.3% decrease from diluted earnings per share during the first half of fiscal 2011.  Excluding the restructuring and onboarding expenses noted above, diluted earnings per share was $0.84 for the six months ended January 28, 2012, a 9.1% increase over the six months ended January 29, 2011.  In addition, diluted earnings per share was affected by an increase in the weighted average diluted common shares outstanding to 48.9 million for the first half of fiscal 2012, from 46.8 million for the same period in fiscal 2011, resulting from the Company’s equity offering completed late in the first quarter of fiscal 2011.

“Our Albert’s Organics division continues to grow its market share and exceed our expectations, fully embracing the Company’s strategy of leveraging our complete product mix and industry expertise to expand market share,” added Mr. Spinner. “As we look to the second half of fiscal 2012, we anticipate further expansion of existing relationships while working to add new customers across all channels and continuing to reduce operating costs and enhance productivity throughout our organization.”

The following table details the amounts and effect of the restructuring and onboarding expenses and the reconciliation of net income, excluding the restructuring and onboarding expenses (non-GAAP basis), to net income, including the restructuring and onboarding expenses (GAAP basis) for the six months ended January 28, 2012:

Six Months Ended January 28, 2012

(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding restructuring and onboarding expenses:	$68,171	$41,312	$0.84

Special items:
Restructuring expenses related to divestiture	(5,219)	(3,163)	(0.06)
Onboarding expenses related to national customer	(1,618)	(981)	(0.02)

Income, including restructuring and onboarding expenses:	$61,334	$37,168	$0.76

All non-GAAP numbers have been adjusted to exclude the restructuring and onboarding expenses.  A description of the Company’s use of non-GAAP information is provided under “non-GAAP Financial Measures” below.

Updated Fiscal 2012 Guidance

Based on UNFI’s fiscal 2012 performance to date and the current outlook for the remainder of the 2012 fiscal year, the Company is raising its net sales guidance for fiscal year 2012, ending July 28, 2012, to a range of $5.11 billion to $5.17 billion, which represents a 12.8% to 14.1% increase in total net sales over fiscal 2011.  The Company previously provided, on September 8, 2011, a net sales guidance target of $5.0 billion to $5.1 billion, an increase of approximately 10.4% to 12.6% over fiscal 2011, respectively.

In addition, the Company is narrowing and raising the lower end of its GAAP diluted earnings per share guidance for fiscal 2012 to range from $1.79 to $1.86.  This reflects the impact of sales trends and anticipated leverage in operating efficiencies.  UNFI previously provided, on September 8, 2011, GAAP earnings guidance of $1.75 to $1.87 per diluted share.  The Company expects to incur approximately $6.5 million to $7.0 million in operating expenses associated with its previously announced divestiture of conventional non-foods and general merchandise lines of business and the start-up expenses associated with the on-boarding of a new national customer during fiscal 2012. Excluding the impact of these expenses, UNFI expects diluted earnings per share for fiscal 2012 in the range of approximately $1.88 to $1.94 per share, which represents an increase of approximately 11.9% to 15.5% over fiscal 2011 diluted earnings per share of $1.68 excluding expenses in that period associated with its divestiture of conventional non-foods and general merchandise lines of business.

The following table details the amounts and effect of the expected restructuring and onboarding expenses and the reconciliation of net income and diluted earnings per share guidance, excluding the expected restructuring and onboarding expenses (non-GAAP basis), to net income and diluted earnings per share guidance, including the expected restructuring and onboarding expenses (GAAP basis) for the fiscal year ending July 28, 2012:

Year Ended July 28, 2012

	Low Range			High range
(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share	Pretax Income	Net of Tax	Per diluted share

Income, excluding special items:	$151,259	$92,268	$1.88	$158,133	$95,671	$1.94

Special items:
Expenses related to restructuring of UNFI Specialty and start-up costs associated with on-boarding a new national customer (included in total operating expenses)	(7,000)	(4,270)	(0.09)	(6,500)	(3,933)	(0.08)

Income, including special items:	$144,259	$87,998	$1.79	$151,633	$91,738	$1.86

Conference Call & Webcast

The Company’s second quarter fiscal 2012 conference call and audio webcast will be held at 10:00 a.m. EST on March 6, 2012.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.  The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 — 2010 and 2012 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company’s ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on these sales; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution facilities; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and diluted earnings per share) which, in each case exclude expenses and associated with the restructuring and divestiture of the Company’s general merchandise and conventional non-foods lines of business and the start-up costs associated with the onboarding of the Company’s newest national customer.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and diluted earnings per share for the first half of fiscal 2012 and expected full year fiscal 2012 excluding these expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2012 fiscal year versus the comparable periods in the 2011 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Net sales	$1,286,910	$1,114,449	$2,504,338	$2,167,416
Cost of sales	1,063,763	915,817	2,064,078	1,776,452

Gross profit	223,147	198,632	440,260	390,964

Operating expenses	185,760	166,890	371,473	329,366
Restructuring and asset impairment expenses (recoveries)	(126)	—	5,219	200
Total operating expenses	185,634	166,890	376,692	329,566

Operating income	37,513	31,742	63,568	61,398

Other expense (income):
Interest expense	1,382	1,298	2,455	2,684
Interest income	(219)	(57)	(389)	(265)
Other, net	27	(202)	168	(255)
Total other expense	1,190	1,039	2,234	2,164

Income before income taxes	36,323	30,703	61,334	59,234

Provision for income taxes	14,312	11,974	24,166	23,101

Net income	$22,011	$18,729	$37,168	$36,133

Basic per share data:
Net income	$0.45	$0.39	$0.76	$0.78

Weighted average basic shares of common stock	48,774	48,232	48,665	46,508

Diluted per share data:
Net income	$0.45	$0.39	$0.76	$0.77

Weighted average diluted shares of common stock	49,019	48,538	48,933	46,819

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	January 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$26,736	$16,867
Accounts receivable, net	322,818	257,116
Inventories	595,429	514,506
Assets held for sale	2,557	—
Deferred income taxes	21,757	22,023
Prepaid expenses and other current assets	29,755	33,980
Total current assets	999,052	844,492

Property and equipment, net	277,733	285,151

Other assets:
Goodwill	193,576	191,943
Intangible assets, net	55,237	58,336
Other	21,225	21,066
Total assets	$1,546,823	$1,400,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$240,534	$217,074
Notes payable	190,000	115,000
Accrued expenses and other current liabilities	90,059	83,900
Current portion of long-term debt	45,098	47,447
Total current liabilities	565,691	463,421

Deferred income taxes	38,535	38,551
Other long-term liabilities	30,048	28,363
Long-term debt, excluding current portion	813	986
Total liabilities	635,087	531,321

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,822 issued and 48,805 outstanding shares at January 28, 2012; 48,520 issued and 48,493 outstanding shares at July 30, 2011	488	485
Additional paid-in capital	352,765	345,036
Treasury stock	(451)	(708)
Unallocated shares of Employee Stock Ownership Plan	(421)	(542)
Accumulated other comprehensive loss	1,653	4,862
Retained earnings	557,702	520,534
Total stockholders’ equity	911,736	869,667

Total liabilities and stockholders’ equity	$1,546,823	$1,400,988

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six months ended
	January 28, 2012	January 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,168	$36,133
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	19,190	17,242
Share-based compensation	6,433	4,833
Excess tax benefits from share-based payment arrangements	(441)	(795)
Provision for doubtful accounts	1,832	1,031
Gain on disposals of property and equipment	(306)	(44)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(67,522)	(42,872)
Inventories	(79,545)	(76,422)
Prepaid expenses and other assets	3,278	(1,268)
Accounts payable	14,203	12,337
Accrued expenses and other current liabilities	7,905	(1,891)
Net cash used in operating activities	(57,805)	(51,716)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,922)	(14,267)
Purchases of acquired businesses, net of cash acquired	(2,450)	(21,911)
Proceeds from disposals of property and equipment	325	63
Net cash used in investing activities	(15,047)	(36,115)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	—	138,301
Repayments of long-term debt	(2,522)	(2,515)
Net borrowings (repayments) under note payable	75,000	(57,570)
Increase in bank overdraft	8,851	9,744
Payment of employee restricted stock tax withholdings	(1,392)	(2,540)
Proceeds from exercise of stock options	2,508	5,114
Tax benefits from equity awards	441	795
Net cash provided by financing activities	82,886	91,329

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(165)	(16)
NET INCREASE IN CASH AND CASH EQUIVALENTS	9,869	3,482
Cash and cash equivalents at beginning of period	16,867	13,802
Cash and cash equivalents at end of period	$26,736	$17,284

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,423	$2,408
Income taxes, net of refunds	$18,023	$15,354